                                                                    EXHIBIT 99.1

                             THE ENSTAR GROUP, INC.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. The Enstar Group, Inc. ("Enstar" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Enstar. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Enstar undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Enstar provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. The following risk factors, in addition to other information provided in the Company's periodic and interim reports, should be considered when evaluating the Company. The risks described below are not the only ones that Enstar faces. There may be additional risks and uncertainties. If any of the following risks actually occur, Enstar's business, financial condition or results of operation could be materially and adversely affected and the trading price of Enstar's common shares could decline significantly.

ACQUISITIONS; UNCERTAINTY OF ACQUISITION TARGETS; COMPETITION FOR SUITABLE ACQUISITIONS

     In November 1998, the Company purchased membership units of B-Line LLC ("B-Line"), a privately owned company, for $965,000 including $15,000 in expenses. Based in Seattle, Washington, B-Line provides services to credit card issuers and other holders of similar receivables. B-Line also purchases credit card receivables and recovers payments on these accounts.

     In July 2000, the Company, through B.H. Acquisition Limited ("B.H. Acquisition"), a joint venture with Castlewood Limited ("Castlewood") and an entity controlled by Trident II, L.P. ("Trident"), acquired as an operating business, two reinsurance companies of Petrofina S.A., a subsidiary of TotalFina Elf S.A. The reinsurance companies, Brittany Insurance Company, Ltd. ("Brittany") and Compagnie Europeenne d'Assurances Industrielles S.A. ("CEAI") were purchased by B.H. Acquisition for $28.5 million. In exchange for a capital contribution of approximately $9.6 million, the Company received 50% of the voting stock and a 33% economic interest in B.H. Acquisition. As part of the transaction, Castlewood received 33% of the voting stock and a 45% economic interest in B.H. Acquisition. Brittany and CEAI are principally engaged in the active management of books of reinsurance business from the international markets.

     In November 2001, the Company, together with Trident and the shareholders and senior management of Castlewood (the "Castlewood Principals"), completed the formation of a new venture, Castlewood Holdings Limited ("Castlewood Holdings"), to acquire and manage insurance and reinsurance companies, including companies in "run-off" (insurance and reinsurance companies that have ceased the underwriting of new policies), and to provide management, consulting and other services to the insurance and reinsurance industry (the "Castlewood Holdings Transaction"). The Castlewood Principals contributed at closing all the shares of Castlewood to Castlewood Holdings and received in exchange a 33 1/3% economic interest in the newly incorporated Castlewood Holdings, plus notes and cash totaling $4.275 million. As part of the transaction, the Company and Trident made capital commitments of $39.5 million each, totaling $79 million, in exchange for their 33 1/3% economic interests in Castlewood Holdings. The Company received 50% of the voting stock of Castlewood Holdings and the Castlewood Principals and Trident each received 25% of Castlewood Holdings' voting stock. Castlewood is a private Bermuda-based firm, experienced in managing and acquiring reinsurance operations.

     As a result of the contribution of Castlewood's outstanding stock to Castlewood Holdings, the Company's 33% direct economic interest in B.H. Acquisition increased by an additional 15% indirect economic interest through Castlewood Holdings. The Company's combined voting interest in B.H. Acquisition is limited to 50%.

     Immediately following the closing of the Castlewood Holdings Transaction, the Company and Trident each contributed $12.5 million to Castlewood Holdings. The Company's capital contribution to Castlewood Holdings was derived from cash on hand. In August 2002, the Company funded an additional $21 million to Castlewood Holdings, which also was derived from cash on hand. The funds were used, in part, to capitalize Fitzwilliam (SAC) Insurance Limited ("Fitzwilliam"), a wholly owned subsidiary of Castlewood Holdings. Fitzwilliam, based in Bermuda, offers specialized reinsurance protections to related companies, clients of Castlewood Holdings and other third-party companies. The remaining commitment of approximately $7.0 million (which includes $6.0 million of the original commitment amount plus an amount increasing annually at 5% on the unfunded portion of the original commitment amount) is to be paid by the Company, in part or in whole, within 21 days of receipt of a resolution of the board of directors of Castlewood Holdings for the purpose of funding future investments and/or providing working capital. The Company expects to use internal funds to satisfy its remaining commitment to Castlewood Holdings.

     In conjunction with the closing of the Castlewood Holdings Transaction, the Company also transferred its shares in Revir Limited ("Revir"), a newly formed Bermuda holding company, at cost to Castlewood Holdings. Revir then completed the acquisition of two reinsurance companies, River Thames Insurance Company Limited, based in London, England, and Overseas Reinsurance Corporation Limited, based in Bermuda, from Rivers Group Limited and Sedgwick Group Limited.

     In August 2002, Castlewood Holdings purchased Hudson Reinsurance Company Limited, a Bermuda-based subsidiary of Amphion Holdings Inc.

     There can be no assurance that any of the above acquisitions will be financially advantageous for the Company. In addition, as described below, the Company's entry into the reinsurance industry, through the operations of its partially owned equity affiliates, Castlewood Holdings and B.H. Acquisition, and their subsidiaries exposes the Company to risks and uncertainties inherent in the reinsurance industry which could materially and adversely affect the business, financial condition and operations of the Company.

     In terms of the Company's on-going search for one or more suitable operating businesses, the business of any future acquisition target may be subject to numerous, unpredictable risks. By way of example only, the acquisition target may be subject to government regulation, or dependent upon new technology or new product development. In sum, there can be no assurance that the Company will make any acquisition that will bring value or prove financially advantageous to the Company's shareholders.

     The Company faces intense competition in its search for one or more operating businesses. The Company competes with strategic and financial buyers and others looking to acquire suitable operating businesses, who have greater financial resources and greater flexibility in structuring acquisition transactions or strategic relationships than the Company.

NO RECENT OPERATING HISTORY

     The Company filed for protection under Chapter 11 of the United States Bankruptcy Code on May 31, 1991 and operated as a reorganized debtor pursuant to its Second Amended Plan of Reorganization, as modified until July 17, 1997 when the United States Bankruptcy Court for the Middle District of Alabama closed the Company's Chapter 11 proceedings by final order.

     Because the Company has only recently acquired its operating businesses, the Company does not have any significant operating history on which to base its performance or its prospects. The executive officers and Board of Directors will select acquisitions for the Company. For certain acquisitions, no shareholder approval will be necessary. Thus, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their beginning stages of development.

SUBSTANTIAL CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS

     The Company's long term viability, profitability and growth depend on its ability to successfully realize the plans of the Company's management and Board of Directors. The magnitude of the changes in the Company that have occurred since its emergence from bankruptcy make it difficult to evaluate its future prospects on the basis of historical information relating to the Company. In addition, significant challenges are often encountered in attempting to build a business upon emerging from bankruptcy.

PARTICIPATION IN THE REINSURANCE INDUSTRY

     Through the operations of the Company's partially owned equity affiliates, Castlewood Holdings and B.H. Acquisition, and their subsidiaries (collectively, with the Company, "The Group"), the Company has acquired and manages books of run-off reinsurance business from the international markets. The Company may be exposed to the following risks and uncertainties, among others, through its participation in the reinsurance industry.

  FLUCTUATIONS OF THE GROUP'S RESULTS

     The results of companies in the reinsurance industry historically have been subject to significant fluctuations and uncertainties. Factors that affect the industry in general could also cause The Group's results to fluctuate. The industry's profitability can be affected significantly by:

     - fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of loss amounts and the costs of administering books of reinsurance business;

     - volatile and unpredictable developments and catastrophic events which could adversely affect the recoverability of reinsurance from The Group's reinsurers;

     - changes in reserves resulting from different types of claims that may arise and the development of judicial interpretations relating to the scope of insurers' liability; and

     - the overall level of economic activity and the competitive environment in the industry.

  ADEQUACY OF LOSS RESERVES

     The reinsurance subsidiaries of Castlewood Holdings and B.H. Acquisition (the "Insurance Subsidiaries") are required to maintain reserves to cover their estimated ultimate liability of losses and loss adjustment expenses for both reported and unreported claims incurred. These reserves are only estimates of what the Insurance Subsidiaries think the settlement and administration of claims will cost based on facts and circumstances known to the Insurance Subsidiaries. Because of the uncertainties that surround estimating loss reserves and loss adjustment expenses, the Insurance Subsidiaries cannot be certain that ultimate losses will not exceed these estimates of losses and loss adjustment reserves. If the Insurance Subsidiaries' reserves are insufficient to cover their actual losses and loss adjustment expenses, the Insurance Subsidiaries would have to augment their reserves and incur a charge to their earnings. These charges could be material. The difficulty in estimating the Insurance Subsidiaries' reserves is increased because the Insurance Subsidiaries' loss reserves include reserves for potential asbestos and environmental liabilities. Asbestos and environmental liabilities are especially hard to estimate for many reasons, including the long waiting periods between exposure and manifestation of any bodily injury or property damage, difficulty in identifying the source of the asbestos or environmental contamination, long reporting delays and difficulty in properly allocating liability for the asbestos or environmental damage.

  THE INSURANCE SUBSIDIARIES' REINSURERS

     The Insurance Subsidiaries are subject to credit risk with respect to their reinsurers because the transfer of risk to a reinsurer does not relieve the Insurance Subsidiaries of their liability to the insured. In addition, reinsurers may be unwilling to pay the Insurance Subsidiaries even though they are able to do so. The failure of one or more of the Insurance Subsidiaries' reinsurers to honor their obligations in a timely fashion would impact the Insurance Subsidiaries' and the Company's cash flows and reduce their net income and could cause the Insurance Subsidiaries and the Company to incur a significant loss.

  COMPETITION IN THE REINSURANCE INDUSTRY

     The acquisition of reinsurance companies in run-off is highly competitive. The Group competes in international markets with domestic and international reinsurance companies. Some of these competitors have greater financial resources than The Group, have been operating for longer than The Group and have established long-term and continuing business relationships throughout the reinsurance industry, which can be a significant competitive advantage. As such, The Group may not be able to compete successfully in the future.

  INSURANCE LAWS AND REGULATIONS RESTRICT OPERATIONS

     The Group, through its Insurance Subsidiaries, is subject to extensive regulation under foreign insurance laws. These laws limit the amount of dividends that can be paid to the Company, Castlewood Holdings and B.H. Acquisition by their Insurance Subsidiaries, impose restrictions on the amount and type of investments that they can hold, prescribe solvency standards that must be met and maintained by them and require them to maintain reserves. The Group's failure to comply with these laws could subject it to fines and penalties and restrict it from conducting business. The application of these laws could affect the Company's liquidity and ability to pay dividends on its common shares and could restrict the Company's ability to expand its business operations through acquisitions involving the Company's partially owned affiliates and their subsidiaries.

  COMPLIANCE WITH INSURANCE LAWS AND REGULATIONS

     The Company cannot assure that The Group has or can maintain all required licenses and approvals or that its business fully complies with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. In addition, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If The Group does not have the requisite licenses and approvals or does not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend The Group from carrying on some or all of its activities or monetarily penalize The Group. These types of actions could have a material adverse effect on the Company's business.

DEPENDENCE ON EXECUTIVE OFFICERS, DIRECTORS, AND KEY PERSONNEL

     The success of the Company is highly dependent on the ability of Nimrod T. Frazer, the Company's Chairman and Chief Executive Officer, and the other executive officers and directors of the Company to identify and consummate acquisitions on favorable terms. Effective December 1, 1998, J. Christopher Flowers became Vice Chairman of the Board of Directors. Additionally, on March 2, 2000, John J. Oros was named Executive Vice President and elected as a director of the Company. Mr. Oros was subsequently elected President and Chief Operating Officer in June 2001. The Company believes Mr. Flowers' and Mr. Oros' extensive business and financial talent and experience greatly enhance the Company's ability to locate operating businesses. However, the identification of attractive business opportunities is difficult and involves a high degree of uncertainty, and there can be no assurance that the Company's Board of Directors or management will be successful in identifying attractive business opportunities or successfully consummating any transactions.

     Additionally, the success of the Company is dependent, in part, on key personnel at its partially owned equity affiliates. The experiences and reputations of the key personnel in the reinsurance industry are important factors in their ability to attract new business.

FOREIGN EXCHANGE LOSSES

     The Group maintains a portion of its investment portfolio in investments denominated in currencies other than United States dollars. Consequently, The Group may experience foreign exchange losses.

     Enstar publishes its consolidated financial statements in U.S. dollars. Therefore, fluctuations in exchange rates used to convert other currencies, particularly other European currencies including the Euro and British pound, into U.S. dollars will impact the Company's reported consolidated financial condition, results of operations and cash flows from year to year.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price for the Company's common stock may fluctuate substantially due to, among other things, the following factors:

     - announcements with respect to an acquisition;

     - changes in the value of the Company's assets;

     - quarterly operating results of the Company;

     - changes in general conditions in the economy;

     - the financial markets; and

     - adverse press or news announcements.

     In addition, from time to time the stock market experiences significant price and volume fluctuations. This volatility affects the market prices of securities issued by many companies for reasons unrelated to their operating performance.

INVESTMENT COMPANY ACT OF 1940

     As a result of the Company's Second Amended Plan of Reorganization, as modified, the Company held shares of First Union common stock as its primary asset, raising concerns about its status under the Investment Company Act of 1940 (the "1940 Act"). The Company subsequently liquidated all of its First Union common stock and, except for certain acquisitions disclosed in this filing, is generally holding the proceeds in cash, cash equivalents and short-term certificates of deposit. Accordingly, the Company believes that its status as an inadvertent investment company has been effectively resolved. In the event the Company again holds securities as its primary asset, then it may be required to register under the 1940 Act. If the Company were required to register under the 1940 Act, registration could have material adverse consequences on the Company's operations. The 1940 Act imposes, among other things, significant restrictions and requirements on an investment company's capital structure, the composition and duties of its board of directors, the custody of its assets, the declaration of dividends, and transactions with its affiliated persons.

GENERAL ECONOMIC RISKS AND BUSINESS CYCLES

     Acquisitions are affected by current economic conditions and the business cycle. There can be no assurance that economic conditions or the status of the business cycle will be favorable.

RISK OF NO DIVERSIFICATION

     The Company does not plan to diversify across several industries. In fact, the Company may decide to acquire additional businesses operating in a single industry.

FINANCING LIMITATIONS

     The Company may be outbid by another company with respect to any given acquisition and there may be certain financing contingencies that will restrict the ability of the Company to make a given acquisition.

ANTITAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain provisions that may discourage other persons from attempting to acquire control of the Company. Such provisions include, among others, a classified board of directors and procedural requirements in connection with shareholder nominations for election of directors. The Company has also elected to be subject to certain provisions of the Georgia Business Corporation Code and has adopted a share purchase rights plan. The market price of the Company's common stock may be affected by the forgoing provisions and agreements which inhibit or discourage take-over attempts.

TAX CONSIDERATIONS

     The Company has claimed deductions for net operating loss carryforwards ("NOLs") totaling approximately $56.9 million on its federal income tax returns for its taxable years ended August 31, 1997 through 2001. The Company has remaining NOLs of approximately $37.7 million that may be deductible in the tax year ended August 31, 2002 and future taxable years (subject to applicable limitations under the Internal Revenue Code). Although the Company believes that it is entitled to the deductions for NOLs that it has claimed or intends to claim on its federal income tax returns for the taxable years ended August 31, 1997 through 2002, there can be no assurance that the Internal Revenue Service will not challenge the Company's position or as to the result of any such challenge. Further, there can be no assurance that the Company will be able to deduct the remainder of its NOLs for federal income tax purposes in future taxable years.

     This Safe Harbor Statement supersedes the Safe Harbor Statement filed as
Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.